                                                                   Exhibit 10.13


5201 NORTH WASHINGTON STREET                                 PHONE: 701-772-7667
GRAND FORTES, ND 58203                                       FAX: 701-775-0158

[R & R CONTRACTING, INC. LOGO]

railroad construction, design, & repair

                                    CONTRACT

     THIS AGREEMENT, Made this 7th day of November, 2005, by and between R & R Contracting, Inc., a North Dakota corporation, hereinafter called "Contractor", and Red Trail Energy, LLC., hereinafter called the "Owner". WITNESSETH, that the Contractor and the Owner for the considerations hereinafter named agree as follows:

     ARTICLE 1. SCOPE OF THE WORK.

     The Contractor shall furnish all the materials and perform all of the work described in the Plans & Specifications dated October 14, 2005 in the amount of $2,848,500.00, and shall do everything required by this agreement and the specifications.

     ARTICLE 2. TIME OF COMPLETION.

     The engineering and purchasing required under this Contract shall be commenced no later than November 21, 2005 (based on contract award date of Nov. 9, 2005) and the project completed by September 1, 2006.

     ARTICLE 3. PROGRESS PAYMENTS.

     The Owner shall make payments in the following amounts:

          20% Contract award

          35% 50% of track materials delivered to site (within 45 days of contract award)

          45% Progress payments *

*    Lien waivers will be required prior to final 25% payment.

     Upon receipt of written notice that the work is ready for final inspection and acceptance, the Owner shall promptly make such inspection. When the Owner finds the work acceptable and the Contract fully performed he shall promptly issue a final certificate, over his own signature, stating that the work provided for in this Contract has been completed and is accepted by him under the terms and conditions thereof, and that the entire balance found to be due the Contractor, and noted in said final certificate, is due and payable.

     If after the work has been substantially completed, full completion thereof is materially delayed through no fault of the Contractor, the Owner shall, without terminating the Contract, make payment of the balance due for the portions of the work fully completed and accepted. Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

     Any additional work outside the scope of work not included in the original specifications shall be performed by the contractor pursuant to the terms of a written change order which shall describe the additional work and the amount to be paid for the same be signed by the contractor and owner.

     All requests for payment shall be paid upon receipt. All payment requests which remain unpaid after 30 days shall bear interest at the rate of 1 1/2 % per month.

     ARTICLE 4. THE CONTRACT DOCUMENTS.

     The Specifications together with this Agreement, form the Contract, and they are as fully a part of the Contract as if hereto attached or herein repeated.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

R & R CONTRACTING,INC.                  RED TRAIL ENERGY, LLC


/s/ Ron Lindborg                        /s/ Ambrose R. Hoff
-------------------------------------   ----------------------------------------
Ron Lindborg                            Ambrose R. Hoff
DATE 11/7/05                            DATE 11-8-05

                                    BID FORM

PROJECT:
EARTHWORK & RAILROAD FOR
RED TRAIL ENERGY, LLC
RICHARDTON, NORTH DAKOTA

BIDDER:              NAME: R & R Contracting, Inc.

                     ADDRESS: 5201 N. Washington St.
                              Grand Forks, ND 58203

                     CONTACT: Ron Lindborg

                     PHONE NUMBER: 701-772-7667

CONTRACT BASE BID:

Contractor agrees to provide all material, equipment and labor to perform all work required to complete the Earthwork and Railroad for Red Trail Energy, LLC.

Two million eight hundred forty-eight Dollars ($ 2,848,500.00) thousand five hundred dollars & no/100's

MATERIAL DETAILS:

1. Rail Class and Weight   Class I & II #112

2. Ballast type            Ballast type crushed rock

CONTRACT TIME:

Based on a contract award date of November 9, 2005, Contractor agrees to begin construction not later than November 21, 2005. Project will be completed by September 1, 2006.


/s/ Ron Lindborg                        CM-Construction   11/7/05
-------------------------------------   Title             Date
Signature
Ron Lindborg

NOTE: RED TRAIL ENERGY RESERVES THE RIGHT TO REFUSE ANY OR ALL BIDS.

                                  PROPOSAL AND

                               SPECIFICATIONS FOR

                                  CONSTRUCTION

                                     (LOGO)

                           PROPOSAL AND SPECIFICATIONS

                                       FOR

                                  CONSTRUCTION

                                       OF

                              EARTHWORK & RAILROAD

                                       FOR

                              RED TRAIL ENERGY, LLC
                            RICHARDTON, NORTH DAKOTA

October 14, 2005

SUBJECT: INVITATION TO BID
         EARTHWORK & RAILROAD FOR
         RED TRAIL ENERGY, LLC
         RICHARDTON, NORTH DAKOTA

CONTRACTORS:

Enclosed is the proposal and specifications for the construction of this project as prepared by R&R Contracting, Inc. on behalf of Red Trail Energy, LLC.

This earthwork and railroad project shall be under one contract. Therefore, a bidder shall include pricing for both scopes of work (earthwork and railroad). It shall be the responsibility of the contractor to ensure that all scopes of work are covered within the bid.

THE COMPLETION DATE FOR THIS PROJECT IS SEPTEMBER 1, 2006.

BIDS WILL BE ACCEPTED UNTIL 1:00PM (MST), NOVEMBER 4, 2005. Fax the completed bid to Red Trail Energy, (701)974-3294.

Based on a November 9, 2005 contract award date, earthwork will be required to start no later than November 21, 2005.

All questions relating to this proposal need to be submitted to Mick Miller at Red Trail Energy in writing by November 1, 2005. Please email questions to the following address: mick@redtrailenergy.com.

PROJECT DESCRIPTION (GENERAL SUMMARY)

This project consists of the construction of 6 spur tracks (approximately 21,100 track feet), with the main spur track being connected to the BNSF Mainline east and west of the ethanol plant. Included within this track construction is the installation of 12-No.l1 turnouts, 3-double switch point derails, and 3-24 foot full depth timber crossings.

TRACK NO.1 begins at the 14' clearance point off of the mainline connection west of the plant and extends east approximately 8565 feet to the 14' clearance point of the east mainline connection.

TRACK NO.2 begins at the point of switch (T.O. #12) and extends east approximately 2255 feet to the point of switch (T.O. #9).

TRACK NO.3 begins at the point of switch (T.O. #11) and extends east approximately 2210 feet to the point of switch (T.O. #8).

WEST CROSSOVER TRACK begins at the point of switch (T.O. #8) and extends approximately 395 feet to the point of switch (T.O. #10).

TRACK SEGMENT begins at the point of switch (T.O. #8) and extends east approximately 165 feet to the point of switch (T.O. #7).

EAST CROSSOVER TRACK begins at the point of switch (T.O. #7) and extends approximately 395 feet to the point of switch (T.O. #4).

TRACK NO.4 begins at the point of switch (T.O. #6) and extends to the east approximately 2785 feet to the point of switch (T.O. #1).

TRACK NO.5 begins at the point of switch (T.O. #7) and extends to the east approximately 2740 feet to the point of switch (T.O. #2).

TRACK NO.6 begins at the point of switch (T.O. #5) and extends to the east approximately 1590 feet to the point of switch (T.O. #3).

The earthwork shall consist of excavation, embankment, and the placing of subballast as per plan cross sections. Borrow material needed will be taken from the south backslope east of the plant at the discretion of the Owner.

The work includes all work required to strip the vegetation and topsoil, grading, installation of subballast, railroad, ballast, drainage culverts, and replacing topsoil. The work will also include railroad flagging and all other work required to complete the work as shown on the plans.

All quantities stated in the plans or work description is estimated. It is the Contractors responsibility to verify all quantities and complete the work as required. All work shall be done in accordance with the BNSF Industrial Track specifications, and/or Red Trail Energy requirements.

EARTHWORK SCOPE OF WORK (GENERAL SUMMARY)

The earthwork shall include all the work required to bring the subgrade up to the required elevations, place the subballast, and provide positive drainage for the trackbed. The following shall be included within the scope of work:

Stripping of vegetation and topsoil within the areas of excavation and embankment, stockpile and respread topsoil (6" minimum) on all disturbed areas upon completion of grading. Finish grading will be required after railroad construction is completed.

All grading required to reach the design elevations as per plan. Grading shall be completed as per BNSF requirements. The following procedures may be needed to successfully complete this earthwork: sub-cutting, de-watering, scarifying, reinforcement fabric, etc.

Grading for the BNSF mainline switch installations.

Installing any and all drainage culverts needed to provide positive drainage.

Installation of subballast. The subballast shall be ND DOT Class 13 gravel.

Construction of gravel approaches for the new railroad crossings.

Coordination with other on-site contractors.

Any flagging as required by BNSF for the railroad construction.

All required personnel safety as required by BNSF.

Final grading of all disturbed areas.

Construction staking and blue topping. Centerline coordinate data will be provided to Contractor.

Compaction testing.

NOTE: The right side of the earthwork has been partially completed from station 33+00 through station 57+00. This area will require the installation of subballast and final grading by Contractor.

REPORT OF SOIL INVESTIGATION

A report of soil investigation was prepared by Midwest Testing Laboratory, Inc. for the plant construction. Contact Red Trail Energy.

Any additional investigation will be the responsibility of the grading contractor.

THE OWNER WILL BE RESPONSIBLE FOR THE FOLLOWING:

Erosion control and seeding.

Utility adjustments or installations.

RAILROAD SCOPE OF WORK (GENERAL SUMMARY)

The scope of work of the railroad shall include all the work required to install the new tracks as per the plan. The following shall be included within the scope of work:

TRACK NO. 1

Minimum of 112#, Class I rail. New grade 4 (7"x 8") or grade 5 (7"x 9") hardwood ties.

TRACKS NO. 2-6

Minimum of 112#, Class I rail is required within curves. Class II rail may be used in tangents. New or relay grade 4 or grade 5 hardwood ties.

Construction of all tracks using a minimum of 112 lb rail and all required ties, plates, spikes, anchors and OTM. Tracks will be constructed to meet or exceed BNSF Industrial Track specifications.

Construction of all turnouts and derails where shown on the plan. All turnouts will be a minimum of 112 lb Class I, with new grade 5 (7"x 9") switch ties.

Connection to the BNSF mainline at the 14' clearance points on the two new mainline turnouts.

Installation of ballast. Ballast will be crushed rock, or granite, meeting AREMA Size No. 4 gradation.

Installation of walkway where required.

Installation of all required railroad crossings.

Any flagging as required by BNSF for the earthwork.

All required personnel safety as required by BNSF.

CONSTRUCTION STAKING. Centerline coordinate data will be provided to Contractor.

NOTE: The ethanol rail loadout containment will be addressed at a later time.
      Final corn unload pit design is not complete at this time.

MINIMUM INSURANCE REQUIREMENTS

COMMERCIAL GENERAL LIABILITY (OCCURRENCE FORM):

     Coverage must be endorsed to cover incidents that occur within 50 feet of railroad property. Coverage must specifically reflect that the definition for insured contract has been amended to eliminate the restriction

     $4,000,000 - General Aggregate
     $2,000,000 - Each Occurrence

COMMERCIAL AUTOMOBILE LIABILITY COVERAGE:

     Must indicate coverage for Any Auto or Owned, Hired or Borrowed, and Non-owned Vehicles

     $1,000,000 - Combined Single Limit
         Or
     $750,000 - Bodily Injury per Person
     $1,500,000 - Bodily Injury per Accident
     $250,000 - Property Damage

WORKER'S COMPENSATION AND EMPLOYERS LIABILITY COVERAGE:

     Statutory Worker's Compensation Insurance

RAILROAD PROTECTIVE LIABILITY:

     Furnished by Owner

PAYMENT TERMS

20%   Contract award
35%   50% of track materials delivered to site (within 45 days of contract award)
45%   Progress payments *

*   Lien waivers will be required prior to final 25% payment.

                                    BID FORM

PROJECT:

EARTHWORK & RAILROAD FOR
RED TRAIL ENERGY, LLC
RICHARDTON, NORTH DAKOTA

BIDDER:   NAME: ________________________________________________________________

          ADDRESS: _____________________________________________________________

                   _____________________________________________________________

          CONTACT: _____________________________________________________________

          PHONE NUMBER: ________________________________________________________

Contract BASE BID:

Contractor agrees to provide all material, equipment and labor to perform all work required to complete the Earthwork and Railroad for Red Trail Energy, LLC.

__________________________________________________________ Dollars ($__________)

MATERIAL DETAILS:

1.   Rail Class and Weight                                  ____________________

2.   Ballast type                                           ____________________

CONTRACT TIME:

Based on a contract award date of November 9, 2005, Contractor agrees to begin construction not later than November 21, 2005. Project will be completed by September 1, 2006.


-------------------------------------   --------------------   -----------------
Signature                               Title                  Date

NOTE: RED TRAIL ENERGY RESERVES THE RIGHT TO REFUSE ANY OR ALL BIDS.

                                    CONTACTS:

RED TRAIL ENERGY          MICK MILLER, GENERAL MANAGER         PH. (701)974-3308

BNSF RAILROAD             BOB KINZEL, ROADMASTER               PH. (701)227-7235

R&R CONTRACTING, INC.     RON LINDBORG, GM-CONSTRUCTION        PH. (701)772-7667

                                  ATTACHMENTS:

ETHANOL RAIL LOADOUT AREA

AREMA RAIL GRADING CLASSIFICATION

BNSF GUIDELINES FOR INDUSTRIAL TRACK PROJECTS

                                    [DIAGRAM]

                                    [DIAGRAM]

Rail

TABLE 4-2-9. RECOMMENDED RAIL GRADING CLASSIFICATION

          MAXIMUM RAIL WEAR - INCHES
  RAIL    --------------------------
 WEIGHT           TOP    GAGE              GENERAL RAIL USE AND RAIL CONDITION
-------          -----   ----              -----------------------------------
                                       CLASS I

  140              1/4    1/2             Main Line use - Very minor engine burns
132-131           3/16    1/2             and corrugation.
  122             5/32   7/16
  115              1/8    3/8
  112              1/8    1/4
  100              1/8    1/8
   90              1/8    1/8

                                       CLASS II

  140              3/8    3/4             Branch Lines - Small engine burns and
132-131           5/16    3/4             corrugation.
  122             5/16    3/4
  115             5/16    3/4
  112             5/16    1/2
  100             3/16    1/4
   90              1/4   3/16

                                       CLASS III

  140              5/8    7/8             Light Branch Lines - Medium engine burns
132-131           7/16    7/8             and corrugation, may be pitted and show
  122              1/2    7/8             some oxidation.
  115              3/8    3/4
  112              3/8    3/4
  100              1/4    1/4
   90             5/16   5/16

                                       CLASS IV

  140              3/4      1             Yards - Any burns not mashed or
132-131           9/16      1             fractured.
  122            11/16      1
  115              1/2    7/8
  112              1/2    7/8
  100             7/16    7/8
   90              3/8    3/8

                                                                           [MAP]

                                            AREMA Manual for Railway Engineering

                          BURLINGTON NORTHERN SANTA FE

                                DESIGN GUIDELINES
                                       FOR
                            INDUSTRIAL TRACK PROJECTS

                                      BNSF

                   (BURLINGTON NORTHERN SANTA FE RAILWAY LOGO)

                              ENGINEERING SERVICES

                               4515 KANSAS AVENUE
                              KANSAS CITY, KS 66106

                                   MARCH 2004

                  BURLINGTON NORTHERN AND SANTA FE RAILWAY CO.

                    STANDARDS FOR UNIT TRAIN/LOOP FACILITIES

1.   ROADBED:

     Roadbed and ballast section for industrial trackage shall conform to the special roadbed section (see appendix, page A-2). Embankment side slopes to be minimum of 1.5:1. All embankments shall be compacted to a density of not less than 95% of the maximum standard laboratory density, and not more than +4 percentage points above the optimum moisture content, unless otherwise specified on the drawings. The standard laboratory density and optimum moisture content shall be the maximum density and optimum moisture as determined in accordance with ASTM Designation: D 698 (Standard Proctor
     Test). Compaction shall be accomplished by sheep's foot rollers, pneumatic-tired rollers, steel-wheeled rollers, vibratory compactors, or other approved equipment. Use construction procedures and drainage design that will provide a stable roadbed.

     Subballast shall be crushed gravel or crushed stone with a minimum 75% of the material having two fractured faces. Subballast must meet the quality requirements of ASTM Designation: D 1241 and be approved by the Engineer.

2.   CURVATURE:

     Maximum degree of curve shall not exceed 7(degree)30' (764.49' radius). All curves are defined using the chord definition method. A minimum tangent length of 200 feet must be placed between reversing curves. No turnouts (switches) can be placed in a curve.

3.   PROFILE GRADE:

     Track profile grades shall be limited to a maximum of 1.5%. Grades steeper than 1.5% will require approval by BNSF Engineering and Division General Manager. For loop tracks, the maximum grade will be 0.5%. Other restrictions may be defined for individual projects.

4.   VERTICAL CURVES:

     Vertical curves must be provided at break points in profile grade. The rate of change shall not exceed 1.0 in summits or 0.5 in sags. Vertical curves shall not extend into limits of turnout switch ties. See appendix, pages A-27 and A-28 for BNSF's standard for vertical curves.

5.   TRACK:

     For New Unit Train Facilities minimum rail section is 112-lb and continuous welded rail (CWR) is recommended. Hardwood ties shall be new 7" X 8" (No.
     4) or 7" X 9" (No. 5), 8'-6" long, placed on 21.5" centers. Each rail will be spiked with two spikes per tie plate on tangent track staggered with inside spikes to the east or north and outside spikes to the west or south. On curves a third spike is required on the gauge side of the rail. Rail anchorage shall be provided at a minimum rate of 16 anchors per 39' panel. Continuous welded rail (CWR) shall be box-anchored every other tie. Concrete ties can be spaced at 28" center to center with an 8" ballast section.

6.   TURNOUTS:

     All main line, controlled siding and passing track turnouts will be a minimum new No. 11-136 lb. and include either a spring-rail frog or a rigid, railbound manganese frog, as specified by BNSF Engineering. For other turnouts maintained by BNSF, a No. 11-115 lb. is the minimum (see appendix, pages A-13 to A-18). Main line turnout switch ties shall be new and hardwood. All mainline, controlled siding and passing track turnouts and trackage are to be placed by BNSF personnel out to the 14' clearance point.

     Mainline, controlled siding and passing track turnouts will require the placement of a construction berm alongside the track to allow assembly of the turnout, with no disruption to traffic. After the turnout is assembled, a track window is obtained to remove the trackage and insert the turnout. An example of a construction berm is shown in the appendix on page A-5.

     For turnouts placed off of BNSF property and/or maintained by the Customer, and operated by BNSF, a No. 11 - 112 lb. turnout will be the minimum. All switch stands need to include a "30 Degree" handle (see appendix, page A-20).

7.   DERAILS:

     A derail shall be placed on all tracks connecting with a main line, siding, or industrial lead. Derails protecting mainline tracks and controlled sidings shall be double switch point (see appendix, page A-19) and installed so that the derailed car is directed away from BNSF trackage. Derails shall be placed a minimum of 50 feet behind the 14' clearance point, and placed on tangent track where possible. The type of derail and actual location may be determined by Operating Department requirements. A second derail may be required where BNSF locomotives are parked during unit train loading operations. BNSF's Operating department will determine the necessity and type. If required, placement will be 275 feet from first derail. A "Derail" sign needs to be placed next to the derail.

8.   STRUCTURES:

     Bridges, drainage structures, track hoppers, retaining walls, etc. shall be designed to carry Cooper E-80 live load with diesel impact. Structures shall be designed per American Railway Engineering and Maintenance of Way Association (AREMA) Manual chapters 1, 7, 8, or 15 as applicable, and designed by a licensed engineer. See AREMA standards for unloading pits. All structural plans will need to be reviewed and approved by BNSF Engineering.

9.   ROAD CROSSINGS

     The standard for a road crossing surface installed and maintained by the BNSF is concrete plank (for 136-lb. rail) placed on 10-ft. switch ties. Also, ten 10-ft. switch ties are placed on both ends of the crossing, replacing any standard cross-ties. For crossings installed and maintained by the Customer, a concrete plank is recommended, with a wood plank surface as acceptable (see appendix, pages A-21 to 23).

10.  CLEARANCES:

     BNSF will adhere to the "Clearance Requirements By State," BNSF Dwg. No. 2509, Sheet No. 1 (see appendix, page A-24) for each state. If a state does not have its own clearances, the "BNSF Minimum Clearances Diagram," BNSF Dwg. No. 2509, Sheet No. 2 (see appendix, page A-25) will apply. Side clearances for curves should have an additional 1-1/2" per degree of curvature. Warning signs will be installed for all close clearances less than standard (see appendix, page A-26).

     All new tracks constructed will maintain a minimum distance of 25 feet for track centers from any main track, controlled siding or passing track. New tracks adjacent to other tracks will maintain a minimum distance of 14 feet for track centers.

     At road crossings the set-back distance for storing rail cars on multiple adjacent tracks (track centers less than 25') is 250 feet from the edge of roadway. For single tracks, the setback distance varies for each state and is regulated by the states' appropriate agencies, BUT 150 FEET FROM THE EDGE OF ROADWAY IS THE MINIMUM. However, operating conditions may require greater distances.

11.  WALKWAYS:

     Walkways on bridges and adjacent to switches and trackage are governed by the appropriate State Public Service Commission, Railway Commission or other State and/or Federal agencies. Due to revised FRA Airbrake and Train Handling Rules, outbound trains are required to have an airbrake inspection on both sides of the train. New shuttle projects will be required to have a minimum 13' inspection road on one side and a minimum 8.5' walkway on the other. See Appendix pp. A-3 and A-4 for typical sections of roads and walkways.

12.  SIGNALS AND ELECTRICAL SERVICE

     CUSTOMER SHALL PROVIDE ELECTRICAL SERVICE TO BNSF PROPERTY SHOULD THE PROPOSED TRACKWORK REQUIRE POWER FOR THE SIGNAL FACILITIES. The requirement and locations will be identified at the initial meeting.

13.  ACCESS ROAD:

     Unless otherwise directed a road will be required that will provide access to inspect the entire train prior to movement from the facility. Due to revised FRA Airbrake and Train Handling Rules, outbound trains are required to have an airbrake inspection on both sides of the train. New shuttle projects will be required to have a minimum 13' inspection road on one side and a minimum 8.5' walkway on the other. See Appendix pp. A-3 and A-4 for typical sections of roads and walkways. A standard section with a 13-ft wide roadway is shown in the appendix, page A-4. The roadway can be constructed using subballast materials as specified in the Roadbed section of this document.

14. INSPECTION:

     BNSF's Division Engineer representative should inspect all track materials prior to placement to avoid subsequent removal of sub-standard material. BNSF personnel will also inspect the track before placing it into service.

15. GENERAL:

     a. Minimum Track Length: 7,200 feet of clear track length for unit train facilities

     b. Loading and unloading tracks should be designed so that they are completely independent of railroad operating lines and passing tracks such that loading and unloading operations in no way interfere with train operations. Design of trackage is to be approved by BNSF Engineering, and the track layout (location of switches and derails) to be approved, in writing, by the Division General Manager.

     c. Pipelines under track are to be encased per BNSF requirements. Wirelines are to be installed per BNSF requirements. Refer to "BNSF Utility Accommodation Guide" booklet.

     d. The effect on sight distance must be considered when planning construction of trackage in the vicinity of any grade crossings. The required sight distance should be determined and preserved when performing and designing for construction near any grade crossing. Check with the Dept. of Transportation for each state's regulations. Less than the required sight distance will be the liability of the Industry.

          Maintenance of Way Operating Rule No. 6.32.4:

          "Leave cars, engines, or equipment clear of road crossings and crossing signal circuits. If possible, avoid leaving cars, engines, or equipment standing closer than 250 feet from the road crossing when there is an adjacent track (<25' track centers)."

     e. An earthen berm (see appendix, page A-5) or suitable bumping post or wheel stop shall be installed at the end of track.

     f. CUSTOMER IS RESPONSIBLE FOR ALL GRADING INCLUDING PLACING ALL SUBBALLAST UP TO BNSF BALLAST AND THE PLACEMENT OF A CONSTRUCTION BERM, IF REQUIRED.

     g. Customer to acquire any additional property required to construct grade and drainage. If the proposed trackage or facility will increase runoff onto BNSF property, a detailed drainage plan needs to be submitted for review prior to construction. Drainage should be handled in a manner as not to overload current drainage structures on BNSF property.

     h. CONTRACTOR MUST NOT AT ANY TIME FOUL THE MAIN LINE TRACKS. A BNSF flagman will be required, at the Contractor's expense, when working within 25 feet from centerline of the track.

                  BURLINGTON NORTHERN AND SANTA FE RAILWAY CO.

           SPECIFICATIONS FOR CONSTRUCTION OF INDUSTRIAL TRACKAGE BY
                               PRIVATE CONTRACTOR

CONTRACTOR'S RESPONSIBILITY

By acceptance of the contract the contractor assumes complete responsibility for construction of the work. The Contractor should understand that any work not specifically mentioned in the written specifications, but which is necessary, either directly or indirectly, for the proper carrying out of the intent thereof, shall be required and applied, and will perform all such work just as though it were particularly delineated or described. Contractor should also understand that final approval of the track for service is the prerogative of the Railroad and close contact with Railroad's System Engineering and Division Engineer (if applicable) is required. No work is to be performed on Railroad's right-of-way, or in such proximity as to interfere with the Railroad's tracks or roadbed, without advance permission by the Railroad, including insurance and if necessary, flagging protection.

INSURANCE REQUIREMENTS

Contained within the Contract for Industrial Track Agreement to be signed prior to construction.

GRADING

The work covered by this section of the specifications consists of furnishing all plant, labor, material and equipment and performing all operations in connection with construction of track roadbed, including clearing and grubbing, excavation, construction of embankments and incidental items, all in accordance with the contract drawings and specifications.

The Contractor shall load, haul, spread, place and compact suitable materials in embankments and shall finish the embankments to the grade, slope and alignment as shown in the plans. Suitable materials shall consist of mineral soils free from organics, debris, and frozen materials. Embankment slopes shall be compacted and dressed to provide a uniform and dense slope. Embankments shall be built with approved materials from excavation of cuts or from borrow unless otherwise shown on the plans.

If materials unsuitable for embankments (organics, debris, brush and trees, etc.) are encountered within the areas to be excavated, or material existing below the designated subgrade in cuts or within areas on which embankments are to be placed are of such nature that stability of the roadbed will be impaired, such material shall be removed and wasted or stockpiled for other use. Topsoil removed from embankment areas shall be spread uniformly over the embankment slopes.

Wherever an embankment is to be placed on or against an existing slope steeper than four horizontal to one vertical, such slope shall be cut into steps as the construction of the new embankment progresses. Such steps shall each have a horizontal dimension of not less than three feet and a vertical rise of one foot.

At all times, the Contractor shall operate sufficient equipment to compact the embankment at the rate at which it is being placed. Compaction shall be accomplished by sheep's foot rollers, pneumatic-tired rollers, steel-wheeled rollers, vibratory compactors, or other approved equipment. Use construction procedures and drainage design that will provide a stable roadbed.

Each layer in embankments made up primarily of materials other than rock shall not exceed 6" in loose depth and shall be compacted to the dry density as specified hereinafter before additional layers are placed. All embankments shall be compacted to a density of not less than 95% of the maximum standard laboratory density, and not more than +4 percentage points above the optimum moisture content, unless otherwise specified on the drawings. The standard laboratory density and optimum moisture content shall be the maximum density and optimum moisture as determined in accordance with ASTM Designation: D 698 (Standard Proctor Test). Copies of soil test results shall be furnished to owner.

On top of the embankment fill, the Contractor shall place a minimum of 6 inches of granular sub-ballast which meets the above criteria and contains no material larger than that which will pass through a (3) inch square sieve. Subballast shall be crushed gravel or crushed stone with a minimum 75% of the material having two fractured faces. Subballast must meet the quality requirements of ASTM Designation: D 1241 and be approved by the Engineer. Additional sub-ballast may be required as determined from an engineering soil analysis.

Unsuitable material removed from embankment foundations or below subgrade elevation in excavation areas shall be replaced to grade with suitable material compacted as specified for embankments in these specifications.

ROADBED AND BALLAST SECTION

Minimum roadbed and ballast section for track shall conform to "Typical Sections for Industry Track," BNSF Dwg. No. 1000, Sheet No. 3 (see appendix, page A-2). Compliance with all applicable State and Federal rules and regulations regarding walkways is required.

CORRUGATED METAL CULVERTS

These instructions cover the selection, installation, and fabrication of circular type zinc coated (galvanized) corrugated steel culverts for nominal diameters of 36-inch to 96-inch, inclusive. Additional protective coatings may be specified or allowed by the Railroad System Engineering. The minimum diameter for all culverts installed under main tracks or tracks maintained by BNSF is 36 inches. This diameter will allow for inspection and cleaning. For culverts maintained by the Customer, 24 inches is the minimum diameter.

Galvanized corrugated steel pipe shall be manufactured in accordance with ASSHTO Specifications M 36 and M 218. All areas of surface rust on re-corrugated ends or lockseams shall be painted using the hot-dip or metallizing process.

Design, installation, and fabrication shall be in accordance with current American Railway Engineering and Maintenance of Way Association (AREMA) Specifications Chapter 1, Part 4, Culverts. Additionally, all culvert pipe shall meet the requirements shown in Table 1.

TABLE 1

 Nominal      Nominal*       Minimum**     Nominal    Thickness     Rivet**
Diameter    Corrugation    Width of Lap   Thickness    U.S. Std.   Diameter    Max.    Min.
(Inches)      (Inches)       (Inches)      (Inches)      Gage      (Inches)   Cover   Cover
--------   -------------   ------------   ---------   ----------   --------   -----   -----
   36      2-2/3 x 1/2           2          0.109         12         3/8       40'     ***
   42      2-2/3 X 1/2           3          0.138         10         3/8       70'     ***
   42      3 x 1 & 5 x 1         3          0.109         12         7/16      70'     ***
   48      2-2/3 x 1/2           3          0.138         10         3/8       65'     ***
   48      3 x 1 & 5 x l         3          0.109         12         7/16      70'     ***
   54      2-2/3 x 1/2           3          0.168          8         3/8       60'     ***
   54      3 x 1 & 5 x l         3          0.138         10         7/16      75'     ***
   60      2-2/3 x 1/2           3          0.168          8         3/8       55'     ***
   60      3 x 1 & 5 x 1         3          0.138         10         7/16      70'     ***
   66      3 X 1 & 5 X 1         3          0.138         10         7/16      60'     ***
   72      3 X 1 & 5 X 1         3          0.168         10         7/16      65'     ***
   84      3 X 1 & 5 X 1         3          0.168          8         7/16      55'     ***
   96      3 X 1 & 5 X 1         3          0.168          8         7/16      45'     ***

* Where two types of corrugation are acceptable, the use of standard 2-2/3" x 1/2" material is preferred, if available. 5 x 1 corrugations to be used only on helical pipe.

**   For riveted pipe.

     Pipes 48 inches or greater in diameter shall be shop-elongated 5 percent of their diameter in a vertical direction and have lifting lugs.

*** Minimum cover to be one-half diameter of culvert pipe from top of subgrade to top of pipe.

Due to settlement of culvert pipes, cambering longitudinally is recommended to improve the flow line profile after settlement. This is accomplished by laying the upstream half of the pipe on a flatter grade than the downstream half. Riveted pipe shall be placed with the inside circumferential laps pointing downstream and with the longitudinal laps at the side. Pipes shall be installed with a camber suitable to the height of the cover over the pipe and bearing capacity of the supporting soil.

Firm support must be provided to obtain a satisfactory installation. The filling material adjacent to pipes shall be loose granular material, free from large stones, frozen lumps, cinders, or rubbish. The filling shall be deposited alternately on opposite sides of the pipe in layers not exceeding 6 inches in depth, and each layer shall be thoroughly tamped before placing the next layer. Special care shall be taken in tamping under the lower part of the pipe. For a trench installation, the backfill shall be tamped the entire width of the trench, and for surface installation it shall be tamped not less than one half the pipe diameter out from the sides of the pipe. The density of the backfill after tamping must be at least 95% of its maximum density, as determined by ASTM D 698.

Any other type or size drainage structure shall have approval of Railroad System Engineering prior to installation under track locations.

UTILITY CROSSINGS

Utility crossings and relocations shall conform to BNSF standards as outlined in the "BNSF Utility Accommodation Guide." Applications for utility crossings and relocations are handled by Staubach Global Services, phone number
1-866-498-6647. Any questions regarding utilities can be directed to the BNSF Engineering representative.

CURVATURE AND GRADES

Tracks will be staked and constructed as shown on the approved plans. Any changes to the approved design need to be reviewed by BNSF Engineering or appointed representative.

CLEARANCES

BNSF will adhere to the "Clearance Requirements By State," BNSF Dwg. No. 2509, Sheet No. 1 (see appendix, page A-24) for each state. If a state does not have its own clearances, the "BNSF Minimum Clearances Diagram," BNSF Dwg. No. 2509, Sheet No. 2 (see appendix, page A-25) will apply. Side clearances for curves should have an additional 1-1/2" per degree of curvature. Warning signs will be installed for all close clearances less than standard (see appendix, page A-26).

MATERIAL

BNSF's Division Engineer representative should inspect all track materials prior to placement to avoid removal of sub-standard material. BNSF personnel will also inspect the track before placing it into service.

Rail:

     For trackage maintained by the Customer the minimum acceptable rail shall be 90# section, with 112# (5-1/2" base) recommended, and shall be compatible with Burlington Northern Santa Fe standard rail section. For locations where trackage will be maintained by BNSF rail and fastenings shall conform to the BNSF standard rail section in use in that area. Contractor shall contact BNSF Engineering for approved section. Rail shall be standard full lengths or cropped with not more than 10% short lengths and shall be free from defects. Minimum length shall not be less than 27 feet except in turnouts. Rail should be minimum full ball relay rail, not exceeding 3/16 inch wear on any surface. Continuous welded rail (CWR) will need to be de-stressed as soon as possible after laying.

Anchors:

     Rail anchors shall be new or reconditioned, sized to fit the rail section, and shall be provided per industrial track design criteria on page 3. High traffic volumes or unusual grade or alignment problems may require additional anchors as determined by BNSF Engineering. Turnouts shall also be anchored.

Ties:

     Hardwood ties shall be 7" X 8" (AREMA No. 4) or 7" X 9" (No. 5), 8'-6" long, placed on 21.5" centers. Switch ties shall have a minimum cross section of 7" x 9" and minimum lengths shall conform to applicable BNSF Standard plans.

     Concrete ties shall be pre-stressed, measure 11" wide at the bottom and 9" high with a length of 8' 3" and weight of 630 pounds. Concrete ties can be placed on 28" centers provided there is a minimum ballast section of 8" below the tie.

Turnouts (Switches, Frogs & Guardrails):

     All parts shall be new or good secondhand, with secondhand parts being free of injurious defects.

Tie Plates:

     Tie plates may be new or secondhand, free of injurious defects and foreign material, conforming to AREA Specifications, and shall fit rail being used. For rail 110# section and greater, all plates will be double-shouldered.

Joints:

     New or secondhand joints, free of foreign material and without injurious defects, and with 4 or 6 bolt holes, conforming to AREMA requirements, may be furnished to fit rail section for which they are designed.

     New or secondhand compromise joints of manufactured type (welded or homemade not acceptable), free of foreign material and without injurious defects, shall be furnished and used where rail section (weight or design) changes. Rail section by weight shall not be compromised where difference in weight is in excess of 25 lbs. When this becomes necessary, a rail of some weight between the two different rail sections, in excess of 25 lbs., shall be used and the compromise made in two steps.

Spikes:

     5/8" x 6" cut track spikes shall be installed. All spikes shall conform to AREMA requirements.

Track Bolts & Nuts:

     Track bolts and nuts shall be installed conforming to AREMA Specifications. Bolts will be correct size and length to fit rail.

Lock Washers:

     One lock washer conforming to AREMA Specifications shall be installed on each track bolt.

Ballast:

     Ballast shall be minimum of AREMA size 5 (1" - 3/8"). Ballast shall be free from loam, dust, and other foreign particles and shall not have less than 75% crushed particles with two or more fractured faces, unless otherwise approved by the Railroad.

Bumping Post:

     An earthen berm (see appendix, page A-6) or suitable bumping post or wheel stops, approved by the Railroad, shall be installed at the ends of tracks.

Derails:

     A derail shall be placed on all tracks connecting with a main line, siding, or industrial lead. Derails protecting mainline tracks and controlled sidings shall be double switch point (see appendix, page A-19) and installed so that the derailed car is directed away from BNSF trackage. Derails shall be placed a minimum of 50 feet behind the 14' clearance point, and placed on tangent track where possible. The type of derail and actual location may be determined by Operating Department requirements. A second derail may be required where BNSF locomotives are parked during unit train loading operations. BNSF's Operating department will determine the necessity and type. If required, placement will be 275 feet from first derail. A "Derail" sign needs to be placed next to the derail.

Highway Crossings:

     All crossings shall be approved by BNSF Engineering and local governments as to type and design, in advance of placing order. Effect on sight distance of crossings must be considered when planning construction of trackage in vicinity of public grade crossings not protected with automatic signals.

Under Track Hoppers or Pits:

     Plans shall be approved by BNSF Engineering or authorized representative. Specifications for unloading pits are covered in the "AREMA Manual for Railway Engineering," Section 8.4.

TRACK CONSTRUCTION

General:

     All work shall be of good quality in materials, equipment and workmanship and shall conform in every respect with the specifications and instructions.

Ties:

     Ties will be unloaded and handled in such a manner as not to damage ties, using approved handling equipment.

     Ties to be placed at design spacing of 21.5-inch center to center (22 ties/39 feet) for wood, and 28-inch centers for concrete, on the finished subgrade, perpendicular to center line of track with the right hand ends of ties being parallel. Exception: On curves, align the ties to the inside of the curve. All joints are to be suspended.

     Top surface of ties shall be clean and smooth to provide full bearing for tie plates.

     Lay wood ties with heartwood face down, and if not possible to determine position of the heartwood, lay the widest surface of the tie down.

     If spikes are pulled from any tie, hole shall be filled by driving in a treated wood tie plug the full depth of the hole.

     Boring or adzing of ties shall be kept to a minimum.

Tie Plates:

     Tie plates will be used on all ties and set in position with cant surface sloping inward, making sure they are firmly seated and have full bearing. After rails are in place, shoulder of plates shall be in full contact with outside edge of rail base.

Rails:

     Assemble joints before fastening rails to ties, using joint bars with full number of track bolts and spring washer for each bolt, first removing loose mill scale and rust from contact surfaces or joint bars and rails.

     If necessary to force joint bar into position, strike lower edge of bar lightly with 4-lb. maul. Do not drive bolts in place.

     Tighten bolts in sequence, beginning at joint center and working out to ends. Bolts to be tightened to a range of 20,000 to 30,000 lbs. tension. If a bolt tightening machine is not used, a standard track wrench with a 42" long handle may be used.

     In laying secondhand rail, care must be taken to rail end mismatch at the joints.

     Under no circumstances must rail be struck in web with tool or any metal object.

     The right-hand rail facing in direction of increasing construction shall be spiked to ties, and the opposite rail shall be brought to gage of 4' 8-1/2", measured at right angles between the rails, in a place 5/8" below top of rail. Gage to be checked at every third tie.

     Rail shall be laid with staggered joints. Joints shall be located as nearly as possible to the middle of the opposite rails with the following variation: (a) except through turnouts, the staggering of the joints on one side shall not vary more than 6' in either direction from the center of the opposite rail.

     Continuous welded rail (CWR) will need to be de-stressed as soon as possible after laying.

Joints:

     At the time of installation, rail expansion shims of softwood not over 1" width shall be placed between the ends of adjacent rails to insure proper space allowance for expansion required by the rail temperatures in the following table, and shall be left in place:

39-Ft.Rail    33-Ft. Rail
   Rail           Rail
Temperature   Temperature
   Deg.F          Deg. F    Expansion
-----------   -----------   ---------
 Over 85       Over 85         None
 66 to 85      60 to 85        1/16
 46 to 65      35 to 59        1/8
 26 to 45      15 to 34        3/16
 6 to 25       -10 to 14       1/4
 Below 6       Below-10        5/16

Bending Stock Rails:

     Use approved rail bending equipment. Make bends uniform and accurate for all stock rails.

Spiking to Wood Ties:

     Rails shall be spiked to every tie, using not less than 2 spikes for each rail at each tie. Drive spikes through tie plate holes into ties, located diagonally opposite each other but not less than 2" from edge of tie. Start and drive spikes vertically and square with rail. Take care to avoid slanting, bending, or causing sideways movement of spike. Do not strike rail directly with a maul, either on top when driving, or on side to obtain track gage. Spikes should not be placed in the slots on skirted joint bars when such practice can be avoided by providing other plates with a hole pattern that will clear the skirts. When spikes are driven by machine, work shall be closely supervised to see that they are driven with hammer centered exactly over each spike head and drive spike vertically. Set stop bolt on the machine to prevent over-driving.

     Withdraw spikes that are incorrectly driven and fill hole by driving a tie plug to full depth of hole. Locate replacement spike at another hole in tie plate and tie.

Ballast and Surfacing:

     Raise track by means of jacks placed close enough together to prevent excessive bending of rails or strain on joint. Lift both rails simultaneously and as uniformly as possible. Power jack may also be used. Each track raise shall not exceed 4" with ties tamped prior to additional raise.

Unloading and Tamping Ballast:

     Unload and level down ballast by most practical means, taking care not to disturb grade stakes. Perform tamping, using power tamping machines wherever possible, or manually, using approved AREMA tamping tools appropriate for type of ballast being placed. Tamp each layer of ballast from a line 15" inside each rail, on both sides of and to the ends of ties. Center area between these limits shall be filled lightly with ballast but not tamped. At turnouts and crossovers, tamp ballast uniformly for full length of ties. Tamping shall proceed simultaneously at both ends of same tie, making sure ballast is forced directly under the ties and against sides and ends of ties.

Finishing and Dressing:

     Dress ballast in conformance with dimensions shown on drawings, placing additional ballast material as necessary.

Final Inspection:

     After ballasting and surfacing are completed, inspect track to see that joints are tight and rail attachments to ties are secure.

     The BNSF Roadmaster, or designate, will inspect the finished trackwork and complete the checklist on Page 20, or similar document. After the Roadmaster's approval the track will be placed in service by the Division's General Manager and can then accept rail cars.

ACCEPTANCE

Final acceptance of the work will be subject to the inspection of the Burlington Northern Santa Fe, and any portion of the work not accepted will have its faults corrected before the track is put into service.

Customer ____________________________   Contractor ____________________________

Location ____________________________

Roadmaster's Check List: Indicate OK, NO, N/A or other comments

Before traffic is permitted on trackage constructed by private contractor, Roadmaster shall make an inspection for compliance with the attached specifications and submit form to Division Engineer and Manager Economic
Development:

Subgrade ____________________________   Drainage _______________________________

Ballast ____________________________   Curvature & Alignment ___________________

Surface ____________________________   Any Clearance Problems? _________________

Rail _______________________________   Anchors _________________________________

Tie ________________________________   Switches, Frogs & Guard Rails ___________

Tie Plates _________________________   Joint Bars ________________________

Spikes _____________________________   Bolts, Nuts & Washers_________________

Bumping Post or
Wheel Stops ________________________   Derails, Derail Signs_________________

Track or Highway Crossings _____________________________________________________

________________________________________________________________________________

Comments _______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

_____________________________________
Roadmaster

_____________________________________
Date

                      REQUIREMENTS FOR CONTRACTORS WORKING

                              ON BNSF RIGHT-OF-WAY

In order to protect BNSF's investment in its right-of-way and for the safety of persons coming onto BNSF property, BNSF has established certain requirements. The following constitute minimum requirements for all persons coming on or near BNSF right-of-way. Contractors are encouraged to develop their own safety rules that meet or exceed the following requirements. A web site has been set up to assist in preparation of a safety plan--www.contractororientation.com. Contractors will not be allowed to occupy or work on BNSF right-of-way prior to registering on the web site and completing the course.

1. All permits and agreements must be in effect, required payments made, and insurance certificates received and approved prior to Contractor entering Railroad right-of-way. All of these documents are included in the packet containing the cost proposal. Prior to performing the preliminary survey, the consultant will obtain either a "Right of Entry Permit" or a "Release of Claim and Indemnity," or both, depending on the duration of the project. To obtain a permit, contact Staubach Global Services, phone number 1-866-498-6647. These permits require a preparation fee.

2. Any de-watering utilizing drains or ditches on BNSF property must be approved by a BNSF Engineering.

3. Contractor must have BNSF approved "Construction Plans" prior to commencing work on a project. No change will be made to "Construction Plans" without approval by all parties involved. Approved revised plan will be furnished to all parties prior to implementation of changes.

4. Road Authority or Contractor will incur all costs for track work, including flagging, etc., made necessary due to their construction operation.

5. Pursuant to BNSF safety rules, flagging protection is always required when equipment crosses or is working within 25 feet of center of any track. When deemed necessary by the Railroad, a flagman may be required at all times while working on BNSF right-of-way.

6. Crossing of any Railroad tracks must be done at approved locations and must be over full depth timbers, rubber, etc. Any equipment with steel wheels, lugs, or tracks must not cross steel rails without aid of rubber tires or other approved protection and proper flagging will be required.

7. All temporary construction crossings must be covered by a "Private Roadway & Crossing Agreement," and must be barricaded when not in use.

8. Contractor must furnish details on how work will be performed that may affect existing drainage and/or possible fouling of track ballast as well as removal of overhead bridges/structures. (Structures and bridge spans over tracks must be removed intact.)

9. Absolutely no piling of construction materials or any other material, including dirt, sand, etc., within 25 feet of any track or on properly of the Railroad not covered by construction easement, permit, lease or agreement. A 10-foot clear area on both sides of a main track must remain unobstructed at all times to allow for stopped train inspection.

10. No construction will be allowed within 25 feet of center of any track unless authorized by Burlington Northern Santa Fe's Division Engineer and as shown on Plan approved by the Railroad. This includes any excavation, slope encroachment and driving of sheet piles.

11. No vehicles or machines shall remain unattended within 25 feet of any track. All machines will be disabled when not in use to prevent unauthorized operation.

12. IMPORTANT: Disregard of any of these items will result in Contractor being shut down and prohibited from working on BNSF right-of-way while infraction is investigated. Based on findings of the investigation, it will be determined if the Contractor will be allowed to work on BNSF right-of-way in the future.

13. Contractor safety rules, including rules regarding Personal Safety Equipment, must not conflict with BNSF safety policies. Contractor's personnel will obtain BNSF's safety orientation prior to entering BNSF property. A safety job briefing will be held prior to beginning work each day and anytime work conditions change. All personnel will wear proper personal protective equipment (PPE) while on BNSF property. Any person working on BNSF property may be subjected to a safety audit by BNSF personnel, and is required to comply with the audit. The results of the audit will be presented to the contractor's supervisor immediately upon completion. Any questions regarding safety should be directed to the BNSF project representative.

14. Articles included in Agreement should compliment this document or exceed its contents.

                                   [DIAGRAM]

                                   [DIAGRAM]

                                    [DIAGRAM]

                                     [GRAPH]

                                     [GRAPH]

                                    [DIAGRAM]